Exhibit 99.1

ORCHID ISLAND CAPITAL PROVIDES CLARIFICATION ON DIVIDENDS

Vero Beach, Fla., November 10, 2023 - Orchid Island Capital, Inc. (the “Company”) (NYSE: ORC) today issued the following clarification regarding dividends that have been declared by the Board of Directors (the “Board”) of the Company.

The Company has been notified that some brokers are informing stockholders that the Company announced a dividend on October 8, 2023 that would be paid on January 12, 2024 to holders of record date of the Company’s common stock on November 30, 2023. The Board did not declare a dividend on this date with this payment date and record date. Stockholders of the Company should disregard any information related to this purported dividend.

As the Company announced on October 11, 2023, the Company did declare a monthly cash dividend for the month of October 2023 of $0.12 per share that will be paid on November 28, 2023 to holders of record of the Company’s common stock on October 31, 2023, with an ex-dividend date of October 30, 2023. The Company plans on announcing its next common stock dividend on November 15, 2023.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates and collateralized mortgage obligations issued by Fannie Mae, Freddie Mac or Ginnie Mae, and (ii) structured Agency RMBS. The Company is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements include, but are not limited to, statements about the Company’s distributions. These forward-looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Contact:

Orchid Island Capital, Inc.

Robert E. Cauley

3305 Flamingo Drive, Vero Beach, Florida 32963

Telephone: (772) 231-1400